Exhibit 99.1
News Release

M.D.C. HOLDINGS APPOINTS JANICE SINDEN TO ITS BOARD OF DIRECTORS

DENVER, Tuesday, January 25, 2022 - M.D.C. Holdings, Inc. (NYSE: MDC), one of the nation’s leading homebuilders, today announced that its board of directors, on the recommendation of the Corporate Governance/Nominating Committee, appointed Janice Sinden to fill the Class I vacancy on the Board and nominated Ms. Sinden for election as a Class I Director at the 2022 Annual Meeting of Shareholders.

Ms. Sinden is the President & CEO of the Denver Center for the Performing Arts (“DCPA”). Prior to joining the DCPA, she served as Chief of Staff for Denver Mayor Michael B. Hancock where she managed 60 appointees, 26 departments and the day-to-day complexities of running a major metropolitan city. She currently serves on the boards of Citizens for Arts to Zoo, University of Northern Colorado, VISIT Denver, American Transplant Foundation, Colorado Inclusive Economy and Denver Preschool Program. Ms. Sinden has been recognized by Titan 100 as one of Colorado's Top 100 CEO's, the Denver Business Journal as an Outstanding Woman in Business, 5280 magazine as one of the 50 most influential people in Denver, by the Colorado Women’s Foundation as one of the 25 most influential women in Colorado, by the Girl Scouts of Colorado as a Woman of Distinction, and by the University of Northern Colorado Department of Political Science and International Affairs as Distinguished Alumnus of the Year.

"We are very pleased to announce that Ms. Sinden has joined the MDC board," said Herbert T. Buchwald, the Company's lead independent director. "As both a respected executive and a community and civic leader, she has made a lasting impact on the organizations she has served. Given the depth and diversity of her experiences, we believe that she will add a unique perspective to our boardroom that will prove to be of great value to the Company and our shareholders."

About MDC
M.D.C. Holdings, Inc. was founded in 1972. MDC's homebuilding subsidiaries, which operate under the name Richmond American Homes, have built and financed the American Dream for more than 220,000 homebuyers since 1977. MDC's commitment to customer satisfaction, quality and value is reflected in each home its subsidiaries build. MDC is one of the largest homebuilders in the United States. Its subsidiaries have homebuilding operations across the country, including the metropolitan areas of Denver, Colorado Springs, Salt Lake City, Las Vegas, Phoenix, Tucson, Riverside-San Bernardino, Los Angeles, San Diego, Orange County, San Francisco Bay Area, Sacramento, Washington D.C., Baltimore, Orlando, Jacksonville, Seattle, Portland, Boise, Nashville, Austin and Albuquerque. MDC's subsidiaries also provide mortgage financing, insurance and title services, primarily for Richmond American homebuyers, through HomeAmerican Mortgage Corporation, American Home Insurance Agency, Inc. and American Home Title and Escrow Company, respectively. M.D.C. Holdings, Inc. is traded on the New York Stock Exchange under the symbol "MDC." For more information, visit www.mdcholdings.com.

Contact: Robert N. Martin; Senior Vice President and Chief Financial Officer; 1-866-424-3395; IR@mdch.com